                    NATURAL GAS LIQUIDS PURCHASE AGREEMENT
                                 (COBB PLANT)

          THIS AGREEMENT made and entered into this______ day of ____________ 1995, by and between COLUMBIA GAS TRANSMISSION CORPORATION, herein called "Columbia", and MARKWEST HYDROCARBON PARTNERS, LTD. herein called "MarkWest".

RECITALS:

     A. Columbia desires to deliver all liquid hydrocarbons extracted from natural gas at Columbia's Cobb Gas Processing Plant.

     B. MarkWest desires to receive all of those liquid hydrocarbons in accordance with the terms of this Agreement.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties agree as follows:

     1.   Commitment. (a) MarkWest agrees to receive One Hundred Percent
          -----------
(100%) of the natural gas liquids produced from Columbia's Cobb Plant (the "Plant"). In conjunction therewith, MarkWest agrees that it shall receive and remove the liquids recovered by Columbia at that Plant on a daily basis, to the extent that the recovery of those natural gas liquids requires daily removal.

            (b) Subject to the limitations hereinafter set forth, Columbia agrees to use its best efforts to avoid taking any action not compelled by law or regulation which will reduce the volume of natural gas being supplied to the Plant or reduce the recovery of natural gas liquids at the Plant, or divert elsewhere the stream of natural gas that would otherwise flow through and be processed by the Plant. MarkWest and Columbia agree that the streams of natural gas are primarily part of Columbia's current natural gas supply for service to the public and Columbia's use of said natural gas streams to meet its public service obligation at the lowest reasonable cost shall be paramount. Columbia shall have the right to manage its gas supply, including the subject natural gas streams, in the manner in which Columbia, in its sole discretion, deems most appropriate to meet its said public service obligation at the lowest reasonable cost without any liability to MarkWest on account thereof. That right shall specifically include, but not be limited to, the right to curtail, interrupt, or divert the natural gas streams for such periods as Columbia, in its sole judgment, deems necessary.

            (c) Columbia further commits to MarkWest a right of first refusal to purchase natural gas liquids produced from other extraction plants, owned or operated by Columbia, which produced natural gas liquids which were delivered to MarkWest's Siloam Fractionation Plant at any time during the one (1) year period preceding that date of this Agreement. In the event that Columbia
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has any of those natural gas liquids available for sale, during the term of this
Agreement, it shall so notify MarkWest. That notification shall include all of the relevant terms and conditions of any bona fide offer made by a third party to purchase those natural gas liquids. MarkWest shall have ten (10) days following receipt of that notice in which to notify Columbia whether it will elect to purchase those natural gas liquids on the same terms and conditions as those contained in the offer. Should MarkWest fail to respond within that ten
(10) day period, it shall be deemed to have elected not to purchase the natural gas liquids; and, in the event that MarkWest elects, or is deemed to elect, not to purchase those natural gas liquids, Columbia shall be free to sell such liquids to any other party on terms and conditions as specified in the bona fide offer contained in Columbia's notice. Should MarkWest elect to purchase the natural gas liquids, the parties shall execute an agreement containing the terms and conditions, as specified in Columbia's notice, within a reasonable period of time. Should Columbia have natural gas liquids available for sale from those extraction plants for which no bona fide offer has been made by any other party, then it shall notify MarkWest and the parties shall attempt to negotiate the terms upon which MarkWest shall purchase the natural gas liquids. In the event the parties are unable to agree upon such terms and conditions, within ten (10) days following Columbia's notice, Columbia may offer to sell those natural gas liquids to other parties; provided, however, that if another party offers to purchase the natural gas liquids on terms less favorable to Columbia than MarkWest's most recent offer and Columbia is willing to agree to such terms, then Columbia shall notify MarkWest of such offer and MarkWest shall have ten
(10) days following receipt of that notice in which to notify Columbia whether or not it will elect to purchases those natural gas liquids on the same terms and conditions as those contained in the bona fide offer described in Columbia's notice.

     2.   Delivery Point of Natural Gas Liquids.    (a) MarkWest shall receive
          --------------------------------------
delivery of natural gas liquids under this Agreement at the tailgate of the
Plant.    Delivery of those natural gas liquids shall be into facilities furnished by MarkWest. Columbia agrees to provide MarkWest the use of adequate space at the Plant site for MarkWest to install and operate, at its expense, truck loading facilities for the natural gas liquids produced at the Plant. MarkWest shall be solely responsible for any expenses incurred in removing and transporting the natural gas liquids from the Delivery Points. Upon termination of this Agreement, Columbia shall have the option to purchase the storage and truck loading facilities installed by MarkWest at the Plant at their installed cost, less accumulated depreciation of no less than 10% per annum.

          (b) Title to the natural gas liquids and all components thereof shall pass from Columbia to MarkWest at the Delivery Points. As between the parties, Columbia shall be solely responsible for the natural gas liquids and all damages arising out

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of their extraction and handling up to the Delivery Point, and MarkWest shall be solely responsible for those liquids, and the handling thereof, from and after the Delivery Point.

            (c) The Delivery Points for any liquids purchased under Paragraph 1
(c), above, shall be specified in the respective agreement entered into between Columbia and MarkWest.

     3.   Term. This Agreement shall be effective upon the date hereof and shall
          -----
continue in force through December 31, 2010 ("Primary Term"). Thereafter, this Agreement shall continue for successive periods of two (2) years each, until either party gives notice of termination to the other party at least one
(1) year prior to the end of the Primary Term period, or one (1) year prior to the end of each succeeding 2-year period.

     4.   Reimbursement by MarkWest. (a) MarkWest shall make Columbia whole by
          --------------------------
reimbursing Columbia for the BTU equivalent of all natural gas liquids delivered to MarkWest from the natural gas stream delivered to the Plant and the fuel consumed by Columbia in operating the Plant. Reimbursement shall consist of a quantity of BTU's in the form of natural gas conforming to Columbia's FERC Gas Tariff effective at the time of reimbursement delivery.

            (b) For purposes of calculating BTU's received by MarkWest hereunder, attributable to natural gas liquids, each of the natural gas liquid products shall be deemed to have a gross heating value as reported in the latest edition of the Gas Processors Suppliers Association's Engineering Data book, as revised from time to time, or any other industry standard which is mutually agreed upon by Columbia and MarkWest. The most recent edition of the Gas Processors Suppliers Association Engineering Data Book reports the gross heating values of the natural gas liquid products as follows:

                  GROSS HEATING VALUE OF NATURAL GAS LIQUIDS
                  ------------------------------------------

     Product                                    BTU per Gallon
     Ethane                                      65,727
     Propane                                     90,823
     Iso-butane                                  98,913
     Normal butane                              102,909
     Isopentane                                 108,754
     Normal pentane                             110,080
     Hexanes +                                  115,064

            (c) With respect to ethane, unless otherwise mutually agreed, MarkWest shall only be obligated to compensate Columbia for liquids received from Columbia hereunder, representing ethane, up to a maximum of Two Percent (2%) of the natural gas liquids delivered by Columbia. Should the natural gas liquids delivered hereunder contain in excess of 2% ethane, then MarkWest, at its opinion, shall have the right to receive those excess ethane liquids without any additional reimbursement, or MarkWest may, at is option, refuse to receive deliveries of those natural gas liquids.

            (d) MarkWest shall reimburse Columbia for actual fuel incurred in operating the Plant up to a maximum of eleven percent (11%) of the BTU's received by MarkWest in the form of natural gas liquids. Columbia shall, each month, provide MarkWest with documentation substantiating the fuel use at the Plant during the immediately preceding month. In the event such documentation establishes fuel usage, up to the 11% maximum, different than the amount for which MarkWest reimbursed Columbia, during the preceding month, then current month's fuel reimbursement shall be readjusted accordingly. MarkWest shall reimburse Columbia for all fuel incurred in operating the Plant during those periods when, at MarkWest's request, the Plant is extracting reduced levels of gas liquids.

     5.   Delivery of Natural Gas. (a) The BTU reimbursement in the form of
          ------------------------
natural gas, as required in this Agreement, shall be delivered by MarkWest to Columbia at any or all of the receipt points into Columbia Gas Transmission Corporation's Pipeline System located in the States of Ohio, West Virginia, Virginia, Maryland, Pennsylvania, New Jersey, Delaware, North Carolina, New York and Kentucky. The receipt of natural gas at any receipt point shall be subject to physical capability of Columbia to receive the natural gas and shall not preclude Columbia from ceasing to receive natural gas from time to time at any receipt points due to temporary changes in facility operations or relocations, or ceasing to receive natural gas at any receipt point due to abandonments, either by sale or retirement, or other permanent changes in physical capability of its pipeline facilities used to receive the natural gas.

            (b) Measurement of the gas delivered at the receipt points hereunder shall be computed based upon existing meters and calorimeters located at those points and owned and operated by either Columbia or the pipeline company interconnecting with Columbia at those locations. For determining the amounts of natural gas delivered at those receipt points, all volumes shall be converted to BTU's based upon the heating value contained in the natural gas at the receipt points measured at standard conditions (60 degrees Fahrenheit, 14.696 psia, gross heating value dry basis).

            (c) MarkWest shall be responsible for obtaining all transportation arrangements required to deliver the natural gas to the receipt points, and shall be responsible for all transportation costs incurred in delivering the gas to the receipt points.

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

            (d) It is recognized that due to operating conditions, the BTU's of liquids received by MarkWest and the BTU's of natural gas to be delivered to Columbia may not be in balance in any one particular month. The parties shall use their best efforts to keep such variances to a minimum, and following receipt of monthly statements, MarkWest shall adjust deliveries of gas as promptly as is consistent with its operating conditions in order to balance any excess or deficiency.

            (e) Should MarkWest fail to deliver gas consistent with the provisions of 5(d), above, then Columbia shall have the right to either (i) reduce deliveries of natural gas liquids to MarkWest to the extent necessary to balance the natural gas due Columbia with the natural gas delivered by MarkWest, or (ii) Columbia shall have the right to demand payment of an amount equal to the product of the volume of gas which was required and the then current price for Louisiana Gulf Coast Interstate gas deliveries (as published in Natural Gas Week, or other mutually agreeable sources), plus cost of transportation which would otherwise be incurred by MarkWest in delivering that gas to a receipt point specified in this Agreement.

     6.   MarkWest Fuel. MarkWest will require natural gas for fuel at its
          --------------
Siloam Plant. MarkWest shall, during the term hereof, have the option to acquire its own required fuel supplies and deliver natural gas representing those fuel requirements to Columbia, in addition to other natural gas which it is required to deliver to Columbia hereunder. Columbia shall redeliver any such quantities (less Columbia's "use and loss" at the percentages specified from time to time in Columbia's ITS Tariff) at the maximum rate specified in its ITS Tariff, as such rate may be revised from time to time, to the pipeline which services the Siloam Fractionation Plant. Provided, if Columbia is generally discounting its tariff, the rates charged MarkWest will be accordingly discounted during the period in which the generally available discounts are in effect. MarkWest shall be responsible for all transportation costs incurred in having that natural gas delivered from the outlet of Columbia's facilities to the Siloam Plant. Columbia will transport such gas in accordance with Part 284 of the regulations of the Federal Energy Regulatory Commission.

     7.   Unprofitability. (a) As used herein, the term "unprofitable" shall
          ----------------
mean that the revenues derived from the operation of a plant are less than the direct and overhead expenses incurred in operating that plant.

            (b) During the term hereof, should MarkWest determine that the continued operation of the Siloam Plant is unprofitable, then MarkWest shall notify Columbia, in writing. Thereafter, the parties shall meet and attempt to renegotiate the terms of this Agreement, as may be required to return the plant to a profitable status. In the event that the parties are unable to agree upon renegotiated terms, within forth-five (45) days following receipt of the notice, then MarkWest, or its successor or assignee, shall continue to honor all terms of this Agreement from the date for a period not to exceed 12 calendar months during which time Columbia, in order to fulfill its Public Service Obligation, shall expeditiously replace the Cobb extraction plant with facilities expressly designed for the maintenance of its gas pipeline operations.

     8.   Governmental Authorizations. (a) Columbia and MarkWest believe that
          ----------------------------
no prior governmental authorizations are required to effectuate this Agreement. If however, it is later determined that any such authorizations are necessary, Columbia and MarkWest shall promptly file, or cause to be filed, with Federal Energy Regulatory Commission, or successor governmental authority, and other appropriate regulatory bodies, all requisite applications to effectuate this Agreement. Each party will pursue such applications with due diligence and good faith; provided, that in attempting to secure governmental authorizations, each party shall have the right to file and prosecute any such application that is not contrary to the provisions of this Agreement in such manner as such party deems to be in its own best interest.

            (b) Each party hereto shall submit copies to the other of all filings and amendments thereto made with the Federal Energy Regulatory Commission or other regulatory agency that affect the obligations of either party hereunder and promptly notify the other party of any action taken by such Commission or agency with respect thereto.

            (c) Each party hereto shall accept the governmental authorizations applied for unless, in either Columbia's or MarkWest's sole opinion, its respective authorization or the combination of all such authorizations contain, or are issued subject to, terms and conditions unacceptable to the party.

            (d) If all requisite authorizations and/or approvals acceptable to each party have not been received and accepted and become final and not subject to appeal on or before one hundred eighty (180) days from the date of its filing, then at any time thereafter, prior to the acceptance of any such authorization. Thereafter, either party may terminate and cancel this Agreement by thirty (30) days prior written notice thereof to the other party. Upon acceptance or rejection by either party of any authorization or certificate hereinabove referred to, that party shall promptly notify the other party of such acceptance or rejection.

     9.   Billing. On or before the 15th day of each month, Columbia will
          --------
submit a statement to MarkWest indicating the amount of BTU reimbursement due Columbia hereunder for the preceding month.

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

10. Miscellaneous. (a) This Agreement may be assigned by either party hereto
    --------------
with the consent of the other party not to be unreasonably withheld, and shall be binding upon and shall inure to the benefit of each party's successors and assigns. Any assignment by Columbia of its Plant, shall be made expressly subject to the terms of this Agreement. Any assignment by MarkWest of the Siloam Fractionation Plant shall likewise be made expressly subject to the terms of this Agreement. Further, no mortgage, pledge, encumbrance or assignment for security of this Agreement by MarkWest shall be considered an assignment, and may, therefore, be made without consent.

            (b) Any notices required or permitted under this Agreement shall be made through the U.S. Postal Service, to the following addresses:

            MarkWest Hydrocarbon Partners, Ltd.
            5613 DTC Parkway, Suite 400
            Englewood, CO 80111

            Columbia Gas Transmission Corporation
            Box 1273
            Charleston, WV 25325

            (c) This Agreement shall be construed in accordance with the laws of the State of West Virginia.

     IN WITNESS WHEREOF, the parties have executed this Agreement the day and year last above written.

ATTEST:                               COLUMBIA GAS TRANSMISSION CORPORATION

                                      By:
                                      Title:

ATTEST:                               MARKWEST HYDROCARBON PARTNERS, LTD.
                                      By:  MARKWEST HYDROCARBON, INC., its
                                           general partner


                                      By:

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